                                                                  EXHIBIT (C)(1)


                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF JULY 13, 1998,



                                  BY AND AMONG



                        NATIONAL VISION ASSOCIATES, LTD.



                              NW ACQUISITION CORP.



                                       AND



                             NEW WEST EYEWORKS, INC.

                                TABLE OF CONTENTS

                                                                                                          PAGE

ARTICLE I THE OFFER                                                                                         2
         SECTION 1.01.  The Offer                                                                           2
         SECTION 1.02.  Company Actions                                                                     3

ARTICLE II THE MERGER                                                                                       4
         SECTION 2.01.  The Merger                                                                          4
         SECTION 2.02.  Closing                                                                             4
         SECTION 2.03.  Effective Time                                                                      5
         SECTION 2.04.  Effects of the Merger                                                               5
         SECTION 2.05.  Sub's Certificate of Incorporation and Bylaws                                       5
         SECTION 2.06.  Directors and Officers                                                              5

ARTICLE III EFFECT OF THE MERGER ON THE CAPITAL
         STOCK OF THE CONSTITUENT CORPORATIONS;
         EXCHANGE OF CERTIFICATES                                                                           5
         SECTION 3.01.  Effect on Capital Stock                                                             5
         SECTION 3.02.  Exchange of Certificates                                                            6

ARTICLE IV REPRESENTATIONS AND WARRANTIES                                                                   8
         SECTION 4.01.  Representations and Warranties of the Company                                       8
         SECTION 4.02.  Representations and Warranties of Parent and Sub                                    20

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER                                                            21
         SECTION 5.01.  Conduct of Business by the Company                                                  21

ARTICLE VI ADDITIONAL AGREEMENTS                                                                            23
         SECTION 6.01.  Stockholder Approval; Preparation of Proxy Statement                                23
         SECTION 6.02.  Access to Information; Confidentiality                                              24
         SECTION 6.03.  Best Efforts; Notification                                                          24
         SECTION 6.04.  Stock Plans                                                                         25
         SECTION 6.05.  Company Benefits                                                                    26
         SECTION 6.06.  Indemnification                                                                     26
         SECTION 6.07.  Directors                                                                           28
         SECTION 6.08.  Public Announcements                                                                29
         SECTION 6.09.  Stockholder Litigation                                                              29
         SECTION 6.10   Acquisition Proposals                                                               29

SECTION 6.11.  Filings; Other Action                                                                          30
         SECTION 6.12.  Additional Agreements                                                                 30
         SECTION 6.13.  Merger Certificate                                                                    31
         SECTION 6.14.  Provision of Funds                                                                    31
         SECTION 6.15.  Employment/Change of Ownership Agreements                                             31
         SECTION 6.16.  Conversion of Convertible Preferred Stock and
                                     Exercise of Company Warrants                                             31
         SECTION 6.17.  Stockholders' Agreement to Tender                                                     31

ARTICLE VII CONDITIONS PRECEDENT                                                                              32
         SECTION 7.01.  Conditions to Each Party's Obligation to Effect the Merger                            32

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER                                                                32
         SECTION 8.01.  Termination                                                                           33
         SECTION 8.02.  Effect of Termination                                                                 34
         SECTION 8.03.  Amendment                                                                             34
         SECTION 8.04.  Extension; Waiver                                                                     34
         SECTION 8.05.  Procedure for Termination. Amendment, Extension or Waiver                             34
         SECTION 8.06.  Effect of Termination and Abandonment                                                 34

ARTICLE IX GENERAL PROVISIONS                                                                                 36
         SECTION 9.01.  Survival of Representations, Warranties and Agreements                                36
         SECTION 9.02.  Notices                                                                               36
         SECTION 9.03.  Descriptive Headings                                                                  37
         SECTION 9.04.  Entire Agreement; Assignment                                                          37
         SECTION 9.05.  Governing Law                                                                         37
         SECTION 9.06.  Expenses and Fees                                                                     37
         SECTION 9.07.  Counterparts; Effectiveness                                                           37
         SECTION 9.08.  Severability; Validity; Parties in Interest                                           38
         SECTION 9.09.  Jurisdiction                                                                          38

         THIS AGREEMENT AND PLAN OF MERGER, dated as of July 13, 1998 (this "Agreement"), by and among NATIONAL VISION ASSOCIATES, LTD., a Georgia corporation (the "Parent"), NW ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Sub"), and NEW WEST EYEWORKS, INC., a Delaware corporation (the "Company"),



                                    RECITALS:

         WHEREAS, the respective Boards of Directors of Parent and Sub have each determined that it is advisable and in the best interest of the Parent and Sub, respectively, to engage in a transaction whereby Parent will acquire the Company on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company and its stockholders to engage in a transaction whereby Parent will acquire the Company on the terms and subject to the conditions set forth in this Agreement and that the Offer and Merger are fair to the stockholders of the Company;

         WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), at a price per share of Common Stock of $13.00 in cash, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger and recommending that the Company's stockholders accept the Offer;

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock not owned directly or indirectly by Parent or the Company, except shares of Common Stock held by persons who object to the Merger and comply with all the provisions of Delaware law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Stockholders"), will be converted into the right to receive the per share consideration paid pursuant to the Offer; and

         WHEREAS, the Company, Parent and Sub wish to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                                    THE OFFER

         SECTION 1.01. THE OFFER. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the terms and conditions set forth in Exhibit A (any of which may be waived by Sub in its sole discretion, subject to limitations imposed by applicable law). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) increase the percentage of outstanding shares of Common Stock required to be tendered pursuant to the Minimum Tender Condition (as defined in Exhibit A), (ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iv) modify or add to the conditions set forth in Exhibit A, (v) except as provided in the following sentence, extend the Offer or
(vi) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (u) extend the Offer for a period of not more than 20 business days beyond the date on which the Offer would otherwise expire if on the date of such extension any of the conditions to Sub's obligation to purchase shares of Common Stock shall not be satisfied, until such time as such conditions are satisfied or waived (other than an extension in order to obtain financing pursuant to the Financing Condition (as defined in Exhibit A) for which an extension may be made only pursuant to clause
(x) below), (w) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (x) extend the Offer through and including October 14, 1998 solely in order to obtain financing pursuant to the Financing Condition, and (y) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (u) or (w) of this sentence. Subject to the terms and conditions of the Offer, Sub shall, and Parent shall cause Sub to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer, but no later than as required by applicable law.

         (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the offer will be made, together with any supplements or amendments thereto, the "Offer Documents") and on such date shall mail the Offer Documents to the Company's stockholders. The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable law. Parent and Sub agree to provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. The Company agrees to share with Parent and Sub information in its possession necessary to enable Parent and Sub to prepare the Offer Documents.

         (c) Subject to the terms and condition of the Offer, Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

         SECTION 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents and warrants to Parent and Sub that the Board of Directors of the Company (at a meeting duly called and held) has duly adopted resolutions approving this Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interest of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer and, if required, approve and adopt this Agreement. The Company represents and warrants to Parent and Sub that, in connection with its consideration of this Agreement, its Board of Directors received the written opinion of Everen Securities, Inc. ("Everen") that the consideration to be received by the Company's stockholders in the Offer and the Merger is fair, from a financial point of view, to such stockholders. The Company has been or will be authorized by Everen to include a copy of such opinion in the Offer Documents. A complete and correct signed copy of such opinion has been delivered by the Company to the Parent.

         (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in paragraph (a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable law. The Company agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Parent and Sub agree to share with the Company information in their possession necessary to enable the Company to prepare the Schedule 14D-9.

         (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver to the Company all copies of such information then in their possession.


                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions hereof, and pursuant to Section 251 of the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL, and the separate corporate existence of Sub shall cease. At the election of Parent, any direct or indirect subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger; provided that no such substitution shall affect Parent's obligations hereunder. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

         SECTION 2.02. CLOSING. The closing of the Merger (the "Closing") shall take place (i) at 10:00 a.m, on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article VII) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Atlanta, Georgia, 30309, or
(ii) at such other place and/or on such other date as the parties hereto may agree in writing.

         SECTION 2.03. EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") to be executed and filed in the Department of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective (i) at the time and date of filing of the Certificate of Merger in the Department of State of the State of Delaware or
(ii) at such other time as is agreed upon by the parties and specified in the Certificate of Merger (such time as the Merger becomes effective is hereinafter referred to as the "Effective Time" of the Merger).

         SECTION 2.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. As of the Effective Time of the Merger, Parent shall own, directly or indirectly, all of the issued and outstanding Common Stock of the Surviving Corporation.

         SECTION 2.05. SUB'S CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, Sub's Certificate of Incorporation and By-laws shall be the Certificate of Incorporation and By-laws of the Surviving Corporation; except that (i) Article First of Sub's Certificate of Incorporation shall be amended to read "The name of the Corporation is Glasses, Inc." and (ii) such other amendments as are necessary to effectuate the provisions of Section 6.06 hereof shall be adopted.

         SECTION 2.06. DIRECTORS AND OFFICERS. At the Effective Time of the Merger, the persons listed on Schedule 2.06 shall become the directors and officers of the Surviving Corporation until their successors are duly elected and qualified.


                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 3.01. EFFECT ON CAPITAL STOCK. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Sub:

                  (a) CAPITAL STOCK OF SUB. Each share of common stock, par value $0.01 per share, of Sub shall be converted into and become one fully paid and nonassessable, issued and outstanding share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) CANCELLATION OF TREASURY STOCK AND PARENT OWNED STOCK. Each share of Common Stock issued and held immediately prior to the Effective Time of the Merger in the Company's treasury and each share of Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired without payment of any consideration therefor and cease to exist.

                  (c) CONVERSION OF COMMON STOCK. Subject to Section 3.01(d), each share of Common Stock issued and outstanding immediately prior to the Effective Time of the Merger that is not owned by the Parent or Sub or any other subsidiary of Parent (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share of Common Stock paid pursuant to the Offer (the "Merger Consideration"). As of the Effective Time of the Merger, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                  (d) SHARES OF DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Common Stock held by a Dissenting Stockholder shall not be converted as described in Section 3.01(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware; provided, however, that the shares of Common Stock outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Stockholder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted as of the Effective Time of the Merger into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Common Stock received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         SECTION 3.02.  EXCHANGE OF CERTIFICATES.

         (a) PAYING AGENT. Prior to the Effective Time of the Merger, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Common Stock. Unless Parent notifies the Company otherwise, the Paying Agent will be Wachovia Bank, N.A.

         (b) PARENT TO PROVIDE FUNDS. Subject to the provisions of this Agreement, Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time of the Merger, funds necessary to pay for the shares of Common Stock pursuant to Section 3.01.

         (c) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time of the Merger, the Paying Agent shall mail to each record holder of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Common Stock (the "Certificates") whose shares were converted into the right to receive the

Merger Consideration pursuant to Section 3.01, (i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify, including instructions with respect to lost certificates) and advising such holder of the effectiveness of the Merger, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

         (d) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

         (e) NO LIABILITY. Any portion of the funds delivered to the Paying Agent in accordance with Section 3.02(b) hereof and which remain unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered by the Paying Agent to Parent. Any former stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration, without any interest thereon. None of Parent, Sub, the Company or the Paying Agent or any other person will be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as otherwise disclosed to Parent and Sub in a letter delivered to them prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Sub as follows:

                  (a) ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have individually or in the aggregate a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse Effect"); provided, however, that "Company Material Adverse Effect" when used in connection with Company or any of the Company Subsidiaries shall exclude (i) items disclosed in the Company SEC Reports prior to the date hereof and (ii) departures of officers, directors, consultants, employees or agents of the Company or the Company Subsidiaries resulting from the announcement or expectation of the transactions contemplated hereby. Prior to the date hereof, a true, correct and complete copy of the Company's Restated Certificate of Incorporation and By-Laws have been provided by the Company to Parent.

                  (b) CAPITALIZATION. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 1,140 shares of Cumulative Preferred Stock, par value $1,000 per share (the "Senior Preferred Stock"), 5,460 shares of Convertible 6% Cumulative Preferred Stock, par value $1,000 per share (the "Convertible Preferred Stock"), 500,000 shares of Preferred Stock, par value $.01 per share (the "Serial Preferred Stock" and together with the Senior Preferred Stock and the Convertible Preferred Stock, the "Company Preferred Shares"). As of July 1, 1998, (i) 4,887,436 shares of Common Stock were issued and outstanding, (ii) stock options to acquire 292,500 shares of Common Stock were outstanding under all stock option plans and agreements of the Company, (iii) warrants to acquire 156,563 shares of Common Stock were outstanding under all warrant agreements of the Company (the "Company Warrants"), (iv) no shares of Senior Preferred Stock were outstanding, (v) 3,960 shares of Series A Convertible Preferred Stock were outstanding and are convertible into 471,429 shares of Common Stock, (vi) 1,500 shares of Series B Convertible Preferred Stock were outstanding and are convertible into 178,571 shares of Common Stock and (vii) no shares of Serial Preferred Stock were outstanding. The Company has issued no shares of Common Stock or Company Preferred Shares, has issued no warrants and has granted no stock options since July 1, 1998. The Company has no outstanding stock appreciation rights or stock purchase rights. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of the date of this Agreement, there are no shares of capital stock of the Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities.

                  (c) SUBSIDIARIES.

                           (i) Each of the subsidiaries of the Company (the
"Company Subsidiaries") is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

                           (ii) The Company is, directly or indirectly, the
record and beneficial owner of all of the outstanding shares of capital stock or membership interests of each of the Company Subsidiaries, there are no proxies with respect to any such shares or membership interests, and no equity securities or membership interests of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock or membership interests of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock or membership interests of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or membership interests. All of such shares or membership interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, mortgage, deed of trust, pledge, lien, security interest, charge, encumbrance, or similar agreement of any kind or nature whatsoever ("Lien"), restraint on alienation, or any other restriction with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

                  (d) MATERIAL INVESTMENTS. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation (other than a subsidiary), partnership, joint venture or other business association or entity which is material to the Company.

                  (e) AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the power to enter into this Agreement and to carry out its obligations hereunder (subject only, with respect to the Merger, to the approval and adoption of this Agreement and the transactions contemplated hereby by the holders of at least fifty percent (50%) of the outstanding shares of Common Stock entitled to vote in accordance with the DGCL and the Company's Restated Certificate of Incorporation and By-Laws). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and, except for the approval of its stockholders (if required under applicable law), no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Company has taken all action necessary so that the restrictions set forth in
Section 203 of the DGCL will not and do not apply to the Merger.

                  (f) CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act (the HSR Act, Securities Act and Exchange Act, collectively, the "Governmental Requirements), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing of the Certificate of Merger, no filing with, and no permit, authorization, consent or approval of, any court, tribunal or Governmental Person is necessary for the execution, delivery and performance of this Agreement by the Company of the transactions contemplated by this Agreement.

                  Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Restated Certificate of Incorporation or By-Laws of Company or the Certificate or Articles of Incorporation, as the case may be, or By-Laws of any of the Company Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation), any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, insurance policy, plan or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of the Company Subsidiaries or any of their properties or assets, (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary or (v) cause the suspension, termination or revocation of any certificates of need, accreditation, registrations, licenses, permits and other consents or approvals of Governmental Persons, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect. "Governmental Person" means any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, bureau, body or entity of the United States of America or of any state, county, municipality or other political subdivision located therein.

                  (g) COMPANY SEC REPORTS. Exclusive of the exhibits thereto, the Company has delivered to Parent true and complete copies of each registration statement, periodic and other reports and information or proxy statements, including, without limitation, its Annual Reports to Stockholders incorporated in material part by reference in certain of such reports, in the form (including any amendments thereto) required to be filed with the SEC since January 1, 1997 (collectively, the "Company SEC Reports"). As of the respective dates the Company SEC Reports were filed or, if any such Company SEC Report was amended or supplemented, as of the date such amendment or supplement was filed, each of the Company SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the fiscal years ended December 27, 1997, and December 28, 1996 and its Quarterly Reports on Form 10-Q for all interim periods subsequent to December 27, 1997 were prepared based upon and are consistent with the books and records of the Company and the Company Subsidiaries (which books and records are correct and complete in all material respects) and fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of its date and the consolidated results of operations and changes in financial position for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                  (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 27, 1997 (the "Company Financial Statement Date"), except as set forth in the SEC Reports, the Company and the Company Subsidiaries have in all material respects conducted their business in the ordinary course consistent with past practices and there has not occurred: (i) any Company Material Adverse Effect; (ii) any amendments or changes in the Restated Certificate of Incorporation or By-Laws of the Company; (iii) any sale of, or material pledge of or material encumbrance upon, property of the Company with a value in excess of $250,000; (iv) any material change by the Company in its accounting methods, principles or practices except as required by any change in GAAP or as a result of a change in law; or (v) any material revaluation by Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

                  (i) LITIGATION. Except for litigation disclosed in the Company SEC Reports, there is no suit, action or proceeding (whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any court, tribunal, arbitrator or Governmental Person outstanding against the Company or any of the Company Subsidiaries which could reasonably be expected to have any such effect.

                  (j) ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the SEC Reports or which were incurred after the Company Financial Statement Date in the ordinary course of business and consistent with past practices, the Company and the Company Subsidiaries do not have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise).

                  (k) NO DEFAULT. Neither the Company nor any of the Company Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under) any term, condition or provision of
(i) its Restated Certificate of Incorporation or By-Laws, (ii) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, insurance policy, commitment or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their properties or assets, or (iv) any license, permit and other consent or approval of Governmental Persons, except in the case of clauses (ii), (iii) and (iv) above for breaches, defaults or violations which could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

                  (l) TAXES.

                           (A) The Company and each of the Company Subsidiaries
has (i) timely filed (or has had timely filed on its behalf) or will cause to be timely filed all material Tax Returns required by applicable law to be filed by any of them for tax years ended prior to the date of this Agreement and all such Tax Returns and amendments thereto are or will be true, complete, and correct in all material respects, (ii) paid (or has had paid on its behalf) all Taxes due or has properly accrued or reserved for all such Taxes for such periods and
(iii) accrued for all Taxes for periods commencing after the periods covered by such Tax Returns and ending prior to the date hereof. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any tax return.

                           (B) There are no material liens for Taxes upon the
assets of the Company or any of the Company Subsidiaries, except liens for taxes not yet due.

                           (C) There are no material deficiencies or adjustments
for Taxes that have been proposed or assessed by any Tax Authority against the Company or any of the Company Subsidiaries and which remain unpaid. There is no dispute or claim concerning any liability for Taxes of the Company or any Company Subsidiary, and no Audit of the aforesaid Tax Returns is currently underway or threatened.

                           (D) Neither the Company nor any Company Subsidiary
has any all material Tax sharing, Tax indemnity, or similar agreements to which the Company or any of the Company Subsidiaries is a party, is bound by, or has any obligation or liability for Taxes.

                           (E) The Company and the Company Subsidiaries have not
paid, and do not expect to pay, in any taxable year commencing on or after December 30, 1995, remuneration that would result in a disallowance of any material amount of tax deductions under section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations or published rulings promulgated or issued thereunder (the "Code"). There are no changes in the tax accounting methods subject to section 481(a) of the Code which have an ongoing material effect on Company or any of the Company Subsidiaries. No "consent" within the meaning of section 341(f) of the Code has been filed with respect to the Company or any of the Company Subsidiaries.

                           (F) As used herein, (i) "Audit" shall mean any audit,
assessment of taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes, (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding and whether or not shown on any tax return), including any interest, additions to tax, or penalties applicable thereto, (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes, and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

                  (m) TITLE TO CERTAIN PROPERTIES; ENCUMBRANCES. The Company or the Company Subsidiaries, as the case may be, hold (i) good and marketable title to all real and personal property purported to be owned by them and (ii) good leasehold title to all real and personal property purported to be leased by them, in each case free and clear of all Liens, except for: (x) any Lien for current Taxes not yet due and payable, and (y) Liens that could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect and that otherwise do not adversely effect the value or the use by the Company or the Company Subsidiaries, as the case may be, of the property that is the subject of such Liens. The Company has provided Parent with copies of all real property leases to which the Company or a Company Subsidiary is a party and has provided to Parent a list of all real property owned or leased by the Company or a Company Subsidiary except such leases or property which individually or in the aggregate are immaterial. No consent by or of any party to any such lease is required in order to consummate the transactions contemplated by this Agreement without causing a breach or violation of or default or increased charges under such lease.

                  (n) COMPLIANCE WITH APPLICABLE LAW. Each of the Company and the Company Subsidiaries is in compliance with all applicable laws, except where the failure to be in such compliance could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

                  (o) LABOR MATTERS. Neither Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries relating to their business, except for any such proceedings which could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries, nor, does any labor union or organization claim to represent the employees of the Company or any of the Company Subsidiaries. There is no labor strike, dispute, slow down, work stoppage, or lockout actually pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries. The Company has provided Parent with all collective bargaining agreements to which the Company or any Company Subsidiary is a party or may be bound.

                  (p) EMPLOYEE BENEFIT PLANS; ERISA.

                           (A) With respect to each of the bonus, deferred
compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement of the Company and the Company's Subsidiaries (the "Company Plans") in force on or after December 30, 1995, except for multi-employer plans as defined in Section 3(37)(A) of the Employee Retirement Income Security Act of 1974, as amended, and any regulations or published rulings promulgated or issued thereunder ("ERISA"), the Company has heretofore delivered to Parent true and complete copies of each of the following documents:
(i) a copy of the Company Plans (including all amendments thereto), (ii) a copy of the annual report and actuarial report, if required under ERISA, with respect to each of the Company Plans that is an "employee benefit plan," as that term is defined in Section 3(3) of ERISA (the "Company ERISA Plans"), for the last two years, (iii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to the Company ERISA Plans, (iv) if the Company Plans are funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Company ERISA Plan intended to qualify under
Section 401(a) of the Code.

                           (B) No liability under Title IV of ERISA has been
incurred by the Company, any Company Subsidiary or any company that is an affiliate of the Company under ERISA (a "Company ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Company Subsidiary or any Company ERISA Affiliate of incurring any liability under such Title (other than liability for premiums due to the Pension Benefit Guarantee Corporation). To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Company ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, a Company Subsidiary or a Company ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the date of this Agreement.

                           (C) With respect to each Company ERISA Plan which is
subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for financial reporting purposes in either the most recent actuarial report prepared by such plan's actuary with respect to such plan or in information disclosed to the Company by a multiemployer plan as defined in Section 3(37)(A) of ERISA, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

                           (D) No Company ERISA Plan or any trust established
thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Company ERISA Plan ended prior to the date of this Agreement, and all contributions required to be made with respect thereto (whether pursuant to the terms of any Company ERISA Plan or otherwise) on or prior to the date of this Agreement have been timely made.

                           (E) No ERISA Plan is a "multi-employer pension plan,"
as defined in Section 3(37)(A) of ERISA, nor is any Company ERISA Plan a plan described in Section 4063(a) of ERISA.

                           (F) Except for any multiemployer plan as defined in
Section 3(37)(A) of ERISA, each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code except for requirements which could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

                           (G) No amounts payable under the Company Plans or any
other contract, arrangement or agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                           (H) No Company Plan provides benefits, including
without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, any Company Subsidiary or any Company ERISA Affiliate beyond such employees' retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan", as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any Company Subsidiary or any Company ERISA Affiliate or (iv) benefits the full cost of which is borne by such employees or their beneficiaries.

                           (I) The consummation of the transactions contemplated
by this Agreement will not (i) entitle any current or former employee or officer of the Company, any Company Subsidiary or any Company ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due any such employee or officer.

                  (q) INTELLECTUAL PROPERTY. The Company and the Company Subsidiaries, as the case may be, have the lawful right to use all intellectual property currently used in any of their businesses, and no such use infringes upon the lawful rights of any other person, except as could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect. No person is using any intellectual property in a manner which infringes upon the lawful rights of the Company or any Company Subsidiary, except as could not reasonably be expected to have individually or in the aggregate in a Company Material Adverse Effect.

                  (r) INSURANCE. The Company and each Company Subsidiary has provided true and correct copies of insurance policies maintained by the Company and Company Subsidiaries. Such policies are in full force and effect, all premiums due on such policies have been paid, and neither the Company nor any Company Subsidiary has received any notice of cancellation with respect hereto. Neither the Company nor any Company Subsidiary has any obligation, liability or indebtedness for premiums or for retroactive premium adjustments for any period through the date hereof which obligation, liability or indebtedness could reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect. There are no claims by the Company or any of the Company Subsidiaries under any of the Company's insurance policies as to which any insurance company is denying liability or defending under a reservation of rights clause, in each case except as could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

                  (s) BROKERS. No broker, finder or investment banker (other than F.M. Roberts & Company, Inc. ("F.M. Roberts & Company") and Everen) is entitled to any brokerage, finder's fee or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

                  (t) CUSTOMERS AND SUPPLIERS. No customer or supplier of the Company or any Company Subsidiary with aggregate sales to the Company and the Company Subsidiaries in the 12-month period ending December 27, 1997 of $500,000 or more has terminated its relationship with, or materially reduced its purchases from or sales to, as the case may be, the Company or any Company Subsidiary. The Company does not expect that any such customer or supplier will do so as a result of the transactions contemplated by this Agreement, except as could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

                  (u) GOVERNMENTAL PERMITS. The Governmental Permits obtained by the Company have been validly acquired, are in full force and effect and, except as could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect, represent all Governmental Permits necessary under applicable law for the Company or any Company Subsidiary to carry on its business as now being conducted and to own, occupy or use its properties and assets. The Company and the Company Subsidiaries are in compliance with all such Governmental Permits, except where the failure to so comply could not reasonably be expected to have a Company Material Adverse Effect. "Government Permit" means any permit, license, franchise, certificate, authorization, approval or consent obtained from or issued by any Governmental Person which is necessary for the Company or the Company Subsidiary to carry on its business as now being conducted or to own, operate or use its properties and assets.

                  (v) ENVIRONMENTAL MATTERS.

                           (A) No Hazardous Substances have been or are being
generated, used, processed, treated, stored, released, transported or disposed of by the Company and the Company Subsidiaries, except in material compliance with applicable Environmental Rules;

                           (B) to the Company's knowledge, no Hazardous
Substances are present on or under any real property owned, leased, occupied or used by the Company or any Company Subsidiary, or in any improvement located thereon, in quantities or at levels which require reporting or remediation under any applicable Environmental Rule; and

                           (C) to the Company's knowledge, no event has occurred
and no condition exists with respect to Company or any Company Subsidiary or their business, properties or assets which could reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect under any applicable Environmental Rule, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Person of its intention to impose any liability, cost or expense upon the Company under any applicable Environmental Rule which could reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

                           As used in this Agreement, "Environmental Rule" means
any governmental rule which relates to Hazardous Substances, pollution or protection of the environment, natural resources or public health or safety, including without limitation any governmental rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances and any common laws of nuisance, negligence and strict liability relating thereto, together with all rules, regulations and orders issued thereunder.

                           As used in this Agreement, "Hazardous Substance"
means any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any governmental rule, and shall specifically include without limitation any substance which constitutes a "hazardous substance" under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., or a "hazardous waste" under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., or constitutes asbestos, urea formaldehyde, chlorinated biphenyls (polychlorinated or monochlorinated) or petroleum products.

                  (w) MATERIAL AGREEMENTS. Each contract, agreement, instrument or document involving the payment by or to the Company or any Company Subsidiary (whether direct or indirect, fixed or contingent) of more than $250,000 over the term thereof (a "Material Contract"), each real property lease to which the Company is a party, each labor agreement to which the Company is a party and each agreement, document, instrument that creates, evidences or secures any indebtedness of $250,000 or more of the Company or any Company Subsidiary or pursuant to which the Company or any Company Subsidiary has guaranteed indebtedness or other obligations of $250,000 or more, and each Company ERISA Plan (each a "Company Material Agreement") is in full force and effect and is enforceable in accordance with its terms. The Company or the Company Subsidiary, as the case may be, is in compliance with each Company Material Agreement, except, in each case, for such non-compliance that could not reasonably be expected to have a Company Material Adverse Effect. All other parties to the Company Material Agreements are in substantial compliance with the terms thereof except, in each case, for such non-compliance that could not reasonably be expected to have a Company Material Adverse Effect. Other than real and personal property leases which require consent, the Company does not expect that the consummation of the transactions contemplated by this Agreement will have a material adverse effect on any Company Material Agreement or the relationship of the parties thereto, except as could not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

                  (x) TRANSACTIONS WITH AFFILIATES. Except as disclosed in the Company SEC Reports or specifically excluded pursuant to the last sentence of this subsection (x):

                           (A) none of the customers, suppliers, distributors or
sales representatives of the Company are Affiliates of the Company;

                           (B) none of the properties or assets of the Company
are owned or used by or leased to any Affiliate of the Company;

                           (C) no Affiliate of the Company is a party to any
agreement with the Company; and

                           (D) any agreement between the Company and any
Affiliate of the Company contains commercially reasonable terms and conditions.

                           (E) As used in this Agreement, "Affiliate" means with
respect to any person, any person who directly or indirectly controls or is controlled by, or is under common control with, such person. As used in this definition, the term "control" shall mean, with respect to any person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

                           It is understood and agreed that no disclosure under
this subsection (x) is required for any of the items listed in (A) through (D) above if disclosure thereof would not be required in any of the Company SEC Reports.

                  (y) NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, anything described in or listed in the Company Disclosure Letter, or any other document delivered pursuant to this Agreement, neither the Company nor any other person makes any representation or warranty to Parent or Sub, express or implied, and the Company and each Company Subsidiary hereby disclaims any such representation or warranty, whether by the Company or a Company Subsidiary or any of their respective officers, directors, employees, agents or representatives or any other person of any document or other information. No representations, warranties or statements of the Company contained in this Agreement or any other document delivered pursuant to this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances in which they were made, not misleading.

                  (z) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, or (iii) if required, the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Rule 14f-1 Statement") or any proxy or information statement will, at the respective times the Offer Documents, the Schedule 14D-9 and the Rule 14f-1 Statement are filed with the SEC or first published, sent or given to the Company's stockholders or, in the case of any proxy or information statement, at the time the proxy or information statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, if necessary, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The
Schedule 14D-9, the Rule 14f-1 Statement and any such proxy or information statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

                  (aa) CERTAIN EXPENSES. The Company has previously disclosed to Parent the Company's fee arrangements with F.M. Roberts & Company and Everen and with the Company's other professional advisors, and such arrangements continue and will continue in effect without alteration.

         SECTION 4.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted or presently proposed to be conducted.

                  (b) AUTHORITY. Each of Parent and Sub has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent and Sub and by the sole Shareholder of Sub and, no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms.

                  (c) CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable Governmental Requirements, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing of the Certificate of Merger, no filing with, and no permit, authorization, consent or approval of, any court, tribunal or Governmental Person is necessary for the execution, delivery and performance of this Agreement by Parent or Sub of the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement by Parent or Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby, nor compliance by Parent or Sub with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Articles or Certificate of Incorporation or By-Laws of Parent or Sub, as the case may be, (ii) except as previously disclosed by Parent to the Company in writing, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, insurance policy plan or other instrument or obligation to which Parent or Sub is a party or by which either of them or either of their properties or assets may be bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Sub or any of their properties or assets,
(iv) result in the creation or imposition of any Lien on any asset or (v) cause the suspension, termination or revocation of any registrations, licenses, permits and other consents or approvals of Governmental Persons, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which could not reasonably be expected to have a individually or in the aggregate a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Parent and its subsidiaries taken as whole (a "Parent Material Adverse Effect") or prevent the consummation of the transactions contemplated hereby.

                  (d) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Rule 14F-1 Statement or any proxy or information statement will, at the respective times the Offer Documents, the
Schedule 14D-9 and the Rule 14F-1 Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of any proxy or information statement, at the time any proxy or information statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The

Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

                  (e) BROKERS. No broker, investment banker, financial advisor or other person, other than Schroder & Co. Inc. ("Parent's Investment Advisor"), the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                  (f) FINANCING. Parent has provided to the Company a complete and correct copy of a letter from Parent's Investment Advisor as to the ability of Parent to finance the transactions contemplated by this Agreement (the "Highly Confident Letter"). The Highly Confident Letter is in full force and effect.


                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01. CONDUCT OF BUSINESS BY THE COMPANY. From the date hereof until the Effective Time, unless Parent shall otherwise agree in writing, or except as set forth on Schedule 5.01 of the Company Disclosure Letter, or as otherwise contemplated by this Agreement, the Company and the Company Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships and goodwill with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Without limiting the foregoing and except as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

                  (a) The Company will not adopt or propose any change in its Restated Certificate of Incorporation or By-Laws;

                  (b) Other than the regular quarterly dividend payable on the Convertible Preferred Stock, the Company will not, and will not permit any Company Subsidiary to, declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or contract for or effect any repurchase, redemption or other acquisition or investment by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary, or declare or effect any stock split, reclassification or other change in capital structure;

                  (c) The Company will not, and will not permit any Company Subsidiary to, enter into or consummate any joint venture, partnership, or other similar arrangement or form any other new arrangement for the conduct of its business or acquire or enter into any agreement or letter of intent to merge or consolidate with any other person;

                  (d) The Company will not, and will not permit any Company Subsidiary to, purchase a material amount of assets or securities of any other person, except for asset purchases in the ordinary course of business consistent with past practice or as described in the Company Disclosure Letter;

                  (e) The Company will not, and will not permit any Company Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or property which are material to the Company and the Company Subsidiaries, taken as a whole, except (x) pursuant to existing contracts or commitments (the terms of which have been disclosed to Parent prior to the date hereof), or (y) in the ordinary course of business consistent with past practice;

                  (f) The Company will not settle any material Audit, make or change any material Tax election or file amended Tax Returns;

                  (g) The Company will not issue or grant any securities or option or warrant to acquire any securities (except pursuant to existing obligations), enter into any amendment of any material term of any outstanding security of the Company or of any Company Subsidiary, incur any indebtedness, including notes payable or capital lease obligations, or guarantee obligations of others except pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Company ERISA Plan, take any action to amend or terminate any Company Plan, increase compensation, bonus or other benefits payable to any employee or former employee, consultant or agent, adopt any other plan, program, arrangement or practice providing benefits for or compensation to or on behalf of its employees or former employees (except as required by applicable law), or enter into any settlement or consent with respect to any pending litigation, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement;

                  (h) The Company will not change any method of accounting or accounting practice, or any practice relating to the maintenance of records, by the Company or any Company Subsidiary, except for any such required change by GAAP;

                  (i) The Company will not, and will not permit any Company Subsidiary to, agree or commit to do any of the foregoing; and

                  (j) except to the extent necessary to comply with the requirements of applicable laws and regulations, the Company will not, and will not permit any Company Subsidiary to (i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or
(ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, provided, however that the Company shall be permitted to take or omit to take such action which can (without any uncertainty) be cured at or prior to the Effective Time.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

         (a) If stockholder approval of this Agreement is required by law, the Company will, at Parent's request, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated by this Agreement, in the event a Stockholders' Meeting is required to approve the Merger. Notwithstanding the foregoing, if Parent shall acquire such number of the outstanding shares of Common Stock as to be able to cause the Merger to become effective without a Stockholders' Meeting, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective without a Stockholders' Meeting in accordance with the Company's Restated Certificate of Incorporation and Section 253 of the DGCL.

         (b) If stockholder approval of this Agreement is required by law, the Company will, at Parent's request, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after such filing. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

         (c) Sub agrees to vote, and Parent agrees to cause, all shares of Common Stock purchased pursuant to the Offer and all other shares of Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the approval of this Agreement.

         SECTION 6.02. ACCESS TO INFORMATION; CONFIDENTIALITY. During the period prior to the Effective Time of the Merger, the Company will, and will cause each Company Subsidiary to, (a) give Parent, and Parent's officers, employees, accountants, counsel, financial advisors and other authorized representatives, at Parent's expense, (i) access during regular business hours to such offices, warehouses and other properties, to such employees, agents, independent accountants and to such books, records, financial and operating data, contracts and commitments as the Company believes is reasonably necessary in light of the transactions contemplated hereby and, during such period, the Company will, and will cause each Company Subsidiary to, furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws; and (b) permit Parent, at its own expense, and its authorized representatives to make such inspections of real property and the improvements thereon, including, without limitation, environmental assessments or surveys, during regular business hours as the Company believes is reasonably necessary in light of the transactions contemplated hereby; provided, however, that such access shall be conducted in such a manner as to (i) avoid any undue disruption of the normal business operations of the Company and the Company Subsidiaries and (ii) maintain the confidentiality of the Material, as defined in the Confidentiality Agreement, dated March 11, 1998 (the "Confidentiality Agreement"), between Parent and the Company, in accordance with the provisions set forth therein.

         SECTION 6.03. BEST EFFORTS; NOTIFICATION.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Persons and the making of all necessary registrations and filings (including filings with Governmental Persons, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Person, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Person vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing and to the extent possible under applicable law, the Company, Parent and Sub and their respective Boards of Directors shall (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement, other than any such statutes or regulations the sole effect of which is to require a filing or notice, provided that the Company, Parent and Sub, as applicable, shall take all action necessary to comply with such filing and notice requirements, and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement. Nothing herein shall require Parent or Sub to accept any financing.

         (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, including if necessary, by amendment to the Company Disclosure Letter (which amendments shall not affect or amend the representations and warranties of the Company set forth herein), and (ii) any failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall impair or in any way affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         SECTION 6.04. STOCK PLANS.

         (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans), shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding stock options to purchase shares of Common Stock ("Stock Options") heretofore granted under any stock option, program or arrangement of the Company (collectively, the "Stock Plans") to provide that each Stock Option outstanding immediately prior to the acceptance for payment of shares of Common Stock pursuant to the Offer, whether or not vested, shall be canceled in exchange for a cash payment by Sub within five business days of the day shares of Common Stock are purchased pursuant to the Offer, an amount equal to (i) the excess, if any, of (x) the price per share of Common Stock to be paid pursuant to the Offer over (y) the exercise price per share of Common Stock subject to such Stock Option, multiplied by (ii) the number of shares of Common Stock for which such Stock Option may then be exercised (the "Option Consideration").

         (b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of taxes and shall be paid without interest. The Company shall use its best efforts to obtain all consents of the holders of the Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Stock Option with respect to any holder until all necessary consents with respect to such holder are obtained.

         (c) The Stock Plans shall terminate as of the Effective Time of the Merger, and the provisions in any other employee benefit, stock or other plan of the Company providing for the issuance, transfer or grant of any capital stock of the Company, any interest in respect of any capital stock of the Company, or any amounts derived from the value of any capital stock of the Company shall be deleted as of the Effective Time of the Merger, and the Company shall ensure that following the Effective Time of the Merger no holder of a Stock Option or any participant in any Stock Plan or other Company Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

         SECTION 6.05. COMPANY BENEFITS. Except as may be required by law, Parent agrees, and shall cause Sub, to treat all employees of the Company or the Company Subsidiaries no less favorably than the Parent or Sub treat its own employees. For purposes of Parent or Sub's vacation, holiday and sick pay benefits, Parent and Sub shall provide credit to all employees of the Company and the Company Subsidiaries for their years of service with the Company or the Company Subsidiaries.

         SECTION 6.06. INDEMNIFICATION.

         (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions with respect to matters occurring prior to the Effective Time that are no less favorable with respect to indemnification than are set forth in
Article VIII of the Restated Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified in any manner that would have an adverse effect on the rights thereunder of individuals who as of the date of this Agreement or at the Effective Time are directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

         (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Company Subsidiary and each fiduciary and agent of each such director and officer (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts ("Losses") paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company or any Company Subsidiary, occurring before the Effective Time, until the expiration of the statute of limitations relating thereto (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law). In the event of any claim, action, suit, proceeding or investigation, to the extent provided in the Company's Restated Certificate of Incorporation or the Certificate of the Surviving Corporation, as the case may be, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received, and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 6.06(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such likely conflict may be retained by the Indemnified Parties at the expense of the Company or the Surviving Corporation, to the extent that payment of such expense is permitted under the Company's Restated Certificate of Incorporation or the Certificate of the Surviving Corporation, as the case may be; and provided further that, in the event that any claim for indemnification is asserted or made, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. Parent hereby guarantees the obligations of the Surviving Corporation and, following consummation of the Offer, of the Company under this
Section 6.06(b).

         (c) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 200% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of current annual premiums.

         (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.06.

         (e) Each of the Indemnified Parties is made a third party beneficiary of the obligations of the Parent, Sub, Company and Surviving Corporation under this Section 6.06.

         SECTION 6.07. DIRECTORS. Promptly upon the acceptance for payment of, and payment by Sub for, shares of Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on such Board of Directors who are elected by the holders of Common Stock pursuant to the Company's Restated Certificate of Incorporation (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Common Stock so accepted for payment and paid for by Sub plus the number of shares of Common Stock otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the total number of shares of Common Stock outstanding, and the Company shall, at such time, cause Sub's designees to be appointed or elected; provided, however, that in the event that Sub's designees are to be appointed or elected to the Board of Directors of the Company such Board of Directors shall have, until the Effective Time of the Merger, at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers, stockholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such appointment or election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Sub, either increase the size of the Company's Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

         SECTION 6.08. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as any party may reasonably believe to be required by applicable law, court process or by obligations pursuant to any listing agreement with, or regulations or requirements of, any securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be substantially in the form set forth in Exhibit B to this Agreement.

         SECTION 6.09. STOCKHOLDER LITIGATION. The Company shall consult with Parent in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

         SECTION 6.10. ACQUISITION PROPOSALS.

         (a) From the date hereof until the termination hereof, the Company and the Company Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal provided that no public announcement made by the Company prior to the date hereof regarding the transactions contemplated hereby or pursuant to the last sentence of Section 6.08 shall be deemed a violation of this Section 6.10(a)(i), or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or the Company Subsidiaries, respectively, or afford access to their respective properties, books or records to any person in connection with an Acquisition Proposal. Nothing contained in this Section
6.10 shall prohibit the Company and its Board of Directors (or any committee thereof) from (x) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (y) considering, negotiating, discussing, approving or recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited, initiated or encouraged in violation of this Agreement if and only to the extent that, (A) such Board of Directors determines in good faith upon the advice of counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity. Either Parent or (provided the Company and its Board of Directors have complied with the requirements of this Section 6.10(a)) the Company may terminate this Agreement if the Company or its Board of Directors approves or recommends to the Company's stockholders an Acquisition Proposal or the Board of Directors of the Company withdraws its recommendation that the stockholders accept and approve the transactions contemplated by this Agreement; provided that the Company or its Board of Directors may take such actions only if the Company or such Board of Directors has received a written opinion from the Company's investment advisors that it reasonably believes the party making the Acquisition Proposal has the financial ability to consummate such Acquisition Proposal on the proposed terms and that such Acquisition Proposal may reasonably be expected to provide a per share value greater than the Offer.

         (b) The term "Acquisition Proposal" as used herein means any proposal or offer from any person (other than Parent or Sub) relating to (i) any direct or indirect acquisition or purchase of any equity interest in, or a substantial amount of assets of, the Company or the Company Subsidiaries, (ii) any tender offer or exchange offer (including a self-tender offer) involving the equity securities of the Company, (iii) any merger, consolidation, recapitalization, liquidation, business combination or similar transaction involving the Company other than the transactions contemplated by this Agreement or (iv) any other extraordinary transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement.

         (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than each other) conducted heretofore with respect to any of the foregoing transactions referenced in this Section 6.10.

         SECTION 6.11. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Parent and Sub shall: (i) promptly make all filings and submissions under the HSR Act as may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use all reasonable efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from any Governmental Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement. In connection with the foregoing, the Company will provide Parent, and Parent and Sub will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Person or members of its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of Parent, Sub and the Company acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of Parent, Sub and the Company agree to take such action as is necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions.

         SECTION 6.12. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements, to effect all necessary registrations and filings and to obtain all necessary financing. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Sub and the Company shall take all such necessary action.

         SECTION 6.13. MERGER CERTIFICATE. Parent shall file or cause Sub to file the Certificate of Merger referenced in Section 7.01(a) as soon as practicable, but in no event more than two business days after the satisfaction of the conditions set forth in Article VII.

         SECTION 6.14. PROVISION OF FUNDS. Parent shall make available to Sub all funds required to consummate the Offer and the Merger.

         SECTION 6.15. EMPLOYMENT/CHANGE OF OWNERSHIP AGREEMENTS. Without limitation, Parent and Sub agree to abide by all the terms of the Employment Agreements and Change of Ownership Employment Agreements entered into by the Company with certain of its employees, copies of which have previously been provided to Parent and Sub.

         SECTION 6.16. CONVERSION OF CONVERTIBLE PREFERRED STOCK AND EXERCISE OF THE COMPANY WARRANTS. Concurrently with the execution hereof with respect to the stockholders identified on the signature page of Exhibit E or as soon as practicable hereafter with respect to all other holders, the Company and the holders of the Convertible Preferred Stock will execute an agreement substantially in the form of Exhibit C hereto and the Company and the holders of the Company Warrants will execute an agreement substantially in the form of Exhibit D hereto to provide that the outstanding Company Warrants and Convertible Preferred Stock shall be exercised or converted simultaneously with the closing of the Offer and the purchase of shares of Common Stock in the Offer and the shares of Common Stock issuable upon such exercise or conversion shall be tendered in the Offer. On the same day that shares of Common Stock are purchased pursuant to the Offer, Sub shall pay to the holders of the Convertible Preferred Stock or the Company Warrants, an amount equal to (a) in the case of the Convertible Preferred Stock only, the price per share of Common Stock to be paid pursuant to the Offer multiplied by the number of shares of Common Stock into which such Convertible Preferred Stock may then be converted, and (b) in the case of the Company Warrants only, (i) the excess, if any, of (x) the price per share of Common Stock to be paid pursuant to the Offer over (y) the exercise price per share of the Company Warrants, multiplied by (ii) the number of shares of Common Stock for which such Company Warrants may then be exercised. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Convertible Preferred Stock or Company Warrants with respect to any holder until all necessary consents with respect to such holder are obtained.

         SECTION 6.17. STOCKHOLDERS' AGREEMENT TO TENDER. Concurrently with the execution hereof, Sub and the stockholders identified on the signature page of Exhibit E will enter into an agreement substantially in the form of Exhibit E, whereby such stockholders will agree to tender all of the shares of Common Stock owned or controlled by them to Sub in the Offer.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the Merger of the following conditions:

                  (a) STOCKHOLDER APPROVAL. If required by applicable law, this Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company by the requisite percentage in accordance with applicable law and the Company's Restated Certificate of Incorporation, and the Certificate of Merger shall have been executed and delivered by the Surviving Corporation and filed in the Department of State of the State of Delaware.

                  (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                  (c) REGULATORY APPROVALS. All regulatory approvals (in addition to any approval contemplated by the HSR Act) shall have been obtained on terms mutually satisfactory to Parent and the Company, except for any the failure of which to obtain would not have a material adverse effect on either Parent or the Surviving Corporation.

                  (d) OFFER. Sub or its permitted assignee shall have purchased all Common Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Sub if, in breach of this Agreement or the terms of the Offer, Sub fails to purchase any Common Stock validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time of the Merger, in any one of the following circumstances:

                  (a) by mutual written consent of Parent and the Company, except if shares of Common Stock have been purchased pursuant to the Offer;

                  (b) by any of Parent, Sub or the Company:

                           (i)   if, upon a vote at a duly held Stockholders
Meeting or any adjournment thereof, any required approval of the Stockholders of the Company shall not have been obtained;

                           (ii)  if (x) Sub shall not have commenced the Offer
within the time required by Section 1.01 of this Agreement, (y) as the result of the failure of any of the conditions set forth in Exhibit A to this Agreement, the Offer shall have been terminated by Parent or expired in accordance with its terms without Sub having purchased shares of Common Stock pursuant to the Offer or (z) Sub shall not have purchased shares of Common Stock by October 15, 1998; provided, however, that the passage of the period referred to in clause (z) shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the consummation of the Merger; and provided further that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition;

                           (iii) if the Merger shall not have been consummated
on or before the date six (6) months following the date of this Agreement, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Stockholders Meeting; provided, further that no party shall be entitled to terminate this Agreement pursuant to this Section 8.01(b)(iii) if shares of Common Stock have been purchased pursuant to the Offer; or

                           (iv)  if any Governmental Person shall have issued an
order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c) by either Parent or the Company pursuant to Section 6.10.

         SECTION 8.02. EFFECT OF TERMINATION. Subject to Section 8.06(b), in the event of termination of this Agreement by either the Company, Parent or Sub as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of (i) the Company, other than the provisions of Sections 8.06 and 9.06 or (ii) on the part of Parent or Sub, other than the provisions of Section 9.06, except to the extent that such termination results from the material breach by Parent or Sub of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 8.03. AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         SECTION 8.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to
Section 8.04 shall, in order to be effective, require (a) in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors and (b) in the case of the Company, action by a majority of the members of the Board of Directors of the Company who were members thereof on the date of this Agreement and remain as such thereafter or the duly authorized designee of such members and approval by a majority of Independent Directors.

         SECTION 8.06.  EFFECT OF TERMINATION AND ABANDONMENT.

         (a) TERMINATION FEES AND EXPENSES. Parent shall be entitled to receive from the Company a termination fee in the amount of $2,500,000 if this Agreement is terminated or Sub does not purchase shares of Common Stock pursuant to the Offer because the Company or its Board of Directors approves or recommends to the Company's stockholders an Acquisition Proposal or in connection with an Acquisition Proposal the Board of Directors of the Company withdraws its recommendation that the stockholders of the Company accept and approve the transactions contemplated by this Agreement; or

         (b) The Company shall be entitled to receive from Parent a termination fee in the amount of $2,500,000, plus Company Expenses, if this Agreement is terminated or Sub does not purchase shares of Common Stock pursuant to the Offer on or prior to September 30, 1998 because Parent or Sub determines that the Financing Condition has not been met, unless Sub shall have notified the Company in writing on or prior to September 30, 1998 that it will extend the Offer beyond September 30, 1998 and Parent assumes the responsibility to pay the termination fee described in the next sentence. The Company shall be entitled to receive from Parent a termination fee in the amount of $3,500,000, plus Company Expenses, if this Agreement is terminated or Sub does not purchase shares of Common Stock pursuant to the Offer after September 30, 1998 and on or prior to October 14, 1998 because the Financing Condition has not been met. "Company Expenses" shall mean all reasonable out-of-pocket expenses and fees, including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and their advisors and counsel, and all fees and expenses of counsel, accountants, experts and consultants to the Company incurred or required to be paid by the Company or any of its affiliates in connection with the transactions contemplated by this Agreement, including any efforts to enforce any rights under this Agreement or any other agreement relating hereto.

         (c) If Parent has received the full amount of any payment under Section 8.06(a), neither Parent nor Sub nor any of their respective directors, officers, representatives or agents shall assert or pursue, directly or indirectly, whether arising under tort, contract, or otherwise, any claim or cause of action against any of the Company or any person making an Acquisition Proposal or any of their respective directors, officers, representatives or agents based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal, including the Company's exercise of its right of termination pursuant to this Article VIII. If Company has received the full amount of any payment under Section 8.06(b), neither Company nor any of its respective directors, officers, representatives or agents shall assert or pursue, directly or indirectly, whether arising under tort, contract, or otherwise, any claim or cause of action against any of Parent or Sub or any of their respective directors, officers, representatives or agents based in whole or part upon the failure of Parent and Sub to obtain financing pursuant to the Financing Condition and the termination of this Agreement as a result thereof.

         (d) It is understood and agreed by the parties hereto that the termination fees provided for in Sections 8.06(a) and 8.06(b) are intended to constitute liquidated damages, since the actual amount of damages which would be sustained by Parent and Sub in the case of Section 8.06(a) and the Company in the case of Section 8.06(b) as a result of such termination is difficult, if not impossible, to ascertain and that the agreement of the parties with regard to the payment of the foregoing sum as liquidated damages represents a good faith effort by each of the parties to establish the reasonable amount of restitution necessary to provide for recovery of all costs and expenses associated with efforts to consummate the Offer and the Merger, including, without limitation, opportunity costs.

         (e) The provisions of this Article VIII shall survive termination of this Agreement.



                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement after the Effective Time.

         SECTION 9.02. NOTICES. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                  (a) If to Parent or Sub, to:

                      National Vision Associates, Ltd.
                      296 Grayson Highway
                      Lawrenceville, Georgia 30245
                      Attention: Senior Vice President & General Counsel
                      Facsimile:  770-822-2029

                      with a copy to:

                      Kilpatrick Stockton LLP
                      1100 Peachtree Street
                      Atlanta, Georgia 30309
                      Attention: David A.  Stockton, Esquire
                      Facsimile: 404-815-6555




                  (b) if to Company, to:

                      New West Eyeworks, Inc.
                      2104 West Southern Avenue
                      Tempe, Arizona 85282

                      Attention: President and Chief Executive Officer
                      Facsimile: 602-431-0329

                      with a copy to:

                      Kohrman Jackson & Krantz P.L.L.
                      1375 East 9th Street
                      One Cleveland Center, 20th Floor
                      Cleveland, OH 44114
                      Attention: Marc C. Krantz, Esquire
                      Facsimile: 216-621-6536

         SECTION 9.03. DESCRIPTIVE HEADINGS. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.04. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Schedules, Exhibits and other documents and instruments referred to herein which are incorporated herein and made a part of this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings both written and oral among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto except the terms of the Confidentiality Letter shall remain in full force and effect; (b) is not intended to confer upon any other person any rights or remedies hereunder; and
(c) shall not be assigned by operation of law or otherwise.

         SECTION 9.05. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

         SECTION 9.06. EXPENSES AND FEES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, subject, however, to the provisions of Section 8.06(b). The provisions of Section 9.06 shall survive the termination of this Agreement.

         SECTION 9.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all of the other parties hereto.

         SECTION 9.08. SEVERABILITY; VALIDITY; PARTIES IN INTEREST. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Except as set forth in Section 6.06, nothing in this

Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.09. JURISDICTION. Any legal action or proceeding with respect to this Agreement or any document related hereto shall be brought by Company, Parent or Sub in the Chancery Court of the State of Delaware or the United States District Court for the State of Delaware, and by execution and delivery of this Agreement or any document related hereto, each of the Company, Parent or Sub hereby consents, for itself and in respect of its property, to this jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which such party may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by an officer thereunto duly authorized on the day and year first above written,


                                    NEW WEST EYEWORKS, INC.



         By: /s/ Ronald E. Weinberg
            ---------------------------------------
                                    Name:   Ronald E. Weinberg
                                    Title:  Chairman of the Board


                                    NW ACQUISITION CORP.


         By: /s/ James W. Krause
            ---------------------------------------
                                    Name:   James W. Krause
                                    Title:  Chairman & Chief Executive Officer


                                    NATIONAL VISION ASSOCIATES, LTD.


         By: /s/ James W. Krause
            ---------------------------------------
                                    Name:   James W. Krause
                                    Title:  Chairman & Chief Executive Officer

                                                                       EXHIBIT A


                             CONDITIONS OF THE OFFER


                  Notwithstanding any other term of the Offer or the Agreement and Plan of Merger dated July 13,1998 among National Vision Associates, Ltd., a Georgia corporation (the "Parent"), NW Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Sub"), and New West Eyeworks, Inc., a Delaware corporation, (the "Merger Agreement"), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least 51% of the outstanding shares of Common Stock as determined immediately prior to the acceptance of shares tendered in the Offer (the "Minimum Tender Condition"), (ii) Sub shall have received funds from a financing in an amount sufficient to consummate the transactions contemplated by the terms of the Merger Agreement (the "Financing Condition") and (iii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer and/or the Merger shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Sub shall not be required to commence or continue the Offer or accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

                  (a) There shall have been entered in any action or proceeding before any Governmental Person an injunction or order, (i) prohibiting or limiting the acquisition by Parent or Sub of any shares of Common Stock, (ii) restraining or prohibiting or otherwise rendering unenforceable the consummation of the Merger or any of the other transactions contemplated by or provisions of the Merger Agreement,
         (iii) prohibiting or limiting the ownership or operation by the Company of the Company Subsidiaries or of any material portion of the business or assets of the Company or any of the Company Subsidiaries, or to compel the Company or the Company Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of the Company Subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, (iv) imposing limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including, without limitation, the right to vote the Common Stock purchased by Sub on all matters properly presented to the stockholders of the Company, or (v) requiring the Company, Parent or Sub to pay damages that reasonably can be foreseen, or are reasonably likely, to result in a Company Material Adverse Effect; or

                  (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction that is or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

                  (c) there shall have occurred any material adverse change, or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a Company Material Adverse Effect; or

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) any material adverse change in the financial markets, commodities markets or major stock exchange indices in the United States, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; or

                  (e) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal,
         (ii) the Company shall have entered into any agreement (other than a confidentiality agreement or engagement letter with an investment bank) with respect to any Acquisition Proposal or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

                  (f) (i) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time; or (ii) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

                  (g) the Merger Agreement shall have been terminated in accordance with its terms, including without limitation a termination by Parent or the Company pursuant to Section 6.10; or

                  (h) Sub, Parent and the Company (with the approval of a majority of its Independent Directors) shall have mutually agreed that Sub shall terminate the Offer or postpone the acceptance for payment of or payment for shares of Common Stock thereunder;

         which, in the sole judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment,

         The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

         Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

                                                                       EXHIBIT B




                              FORM OF PRESS RELEASE

                 [NATIONAL VISION ASSOCIATES, LTD. LETTERHEAD]



          National Vision Associates, Ltd. and New West Eyeworks, Inc. Announce Definitive Agreement for National Vision to Acquire New West

     LAWRENCEVILLE, Ga., and TEMPE, Ariz., July 14 /PRNewswire/ -- National Vision Associates, Ltd. (Nasdaq: NVAL) and New West Eyeworks, Inc. (Nasdaq:
NEWI) announced today that they have signed a definitive agreement for National Vision Associates, Ltd. to acquire all the outstanding stock, options, and warrants of New West Eyeworks for $13.00 per share of common stock or approximately $77 million in the aggregate (including approximately $2 million of indebtedness).

     To effect the transaction, National Vision Associates, Ltd. will shortly begin a tender offer for all shares of New West Eyeworks, Inc. As part of the definitive agreement, certain insiders (representing 40.3% of the common stock of New West on a fully diluted basis exclusive of outstanding stock options) have agreed to tender their shares into the offer.

     The closing of the tender offer is subject to customary conditions, including regulatory filings, as well as completion by National Vision of a high-yield debt offering to finance the acquisition. The agreement also provides for certain break up fees in certain circumstances if the transaction is not consummated. The companies expect the tender offer will be completed in September 1998.

     New West Eyeworks, headquartered in Tempe, Arizona, operates 175 full-service retail optical locations throughout 13 states, including 52 vision centers located in Fred Meyer stores. New West, which has reported positive comparable store sales for the past 26 consecutive quarters, operates under the Vista Optical brand (11 states) and the Lee Optical brand (2 states). New West offers everyday low prices for quality eyewear, contact lenses and the services of independent doctors of optometry. In addition, the company has an established managed care business, Vista Eyecare Network. In 1997, New West reported net sales of $49.2 million and net income of $1.5 million, or $0.31 per share. At March 28, 1998, New West Eyeworks had total assets of $18.1 million.

                                     (more)

     Currently, National Vision Associates operates 427 domestic retail optical units. The addition of the 176 New West optical centers and the 290 Frame-n-Lens optical centers (to be acquired pursuant to a previously announced transaction that is expected to be completed in July), will bring National Vision's total domestic operations to 893 locations, of which 334 are free-standing, 371 are in Wal*Mart, and 188 are in other host concepts. This will further strengthen National vision Associates' ranking (after giving effect to the Frame-n-Lens transaction) as the second largest retail optical company in terms of domestic locations and third in terms of domestic (pro forma) sales.

     James W. Krause, chairman and chief executive officer of National Vision Associates, stated, "We are very excited about acquiring this successful, value-oriented optical chain. On a near-term basis, we expect the transaction to dilute 1998 earnings between $0.08 and $0.10 per share. We also believe that, in the long term, the combined businesses will generate significant revenue and enhance earnings for our shareholders." Krause went on to say, "Barry Feld and his management team at New West have done an outstanding job in positioning their company as a premier provider of value retail optical goods and services. We look forward to working with Barry as we integrate the New West business into our Midwest Vision and Frame-n-Lens businesses, and thereby create a national value branded retail optical company."

     New West Eyeworks chief executive officer, Barry Feld, added, "This is a unique situation in that the two companies have almost identical operating structures and philosophies. I believe with this acquisition, National Vision has clearly established itself as the premier value-oriented optical retailer in the U.S. I am very excited to join National Vision in its continued expansion and providing the finest eyecare and eyewear at the best value anywhere in the country.

     Ronald E. Weinberg, chairman of New West's board commented, "It has been my intention to see New West realize its full potential both strategically and through strong shareholder value. This transaction succeeds on both fronts. It also enables our chain of stores to participate in the consolidation of optical retailing and managed eyecare."

     In closing, Krause said, "We expect our current operations to significantly benefit from New West's managed care experience and business, as well as from their existing and potential strategic alliances with managed care providers. Other key benefits of the proposed transaction will be operating, advertising and merchandising efficiencies as well as leveraged product buying power. Given the unusual degree of similarity between the two companies, we expect the combination will generate extensive revenue enhancing opportunities."

     National Vision Associates, Ltd. was represented in the transaction by New York-based Schroder & Co., Inc. New West Eyeworks, Inc. was represented by F. M. Roberts & Co. of Los Angeles, California.

     National Vision Associates, Ltd. is currently the nation's fifth largest optical company in terms of revenues and locations including 50 freestanding locations that operate under the trade name, Midwest Vision. The Company's retail operations offer a full line of optical goods including spectacles, contact lenses, prescription and non-prescription sunglasses and a full line of optical accessories. In addition, independent doctors of optometry are available adjacent to store locations.

                                     (more)

     New West Eyeworks, Inc. is a leading retailer of specialty eyewear. the Company's merchandising strategy centers around a "signature" value price point for a wide selection of quality, brand name eyeglasses (frame and lenses). New West also sells brand name contact lenses and non-prescription sunglasses and offers customers on-site eye examinations by independent optometrists. The stores operate under the Vista Optical brand name, other than the stores located in Arizona and Utah, which use the Lee Optical brand name. The Company's optical laboratories and distribution facilities are located in Tempe, Arizona and near Portland, Oregon.

     This press release contains forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to, the uncertainty as to whether the transaction discussed in this press release will be completed. Other risks and uncertainties are detailed from time to time in both National Vision's and New West's periodic reports filed with the Securities and Exchange Commission, including both company's Annual Reports for 1997 on Form 10-K and first quarter 1998 reports on Form 10-Q.

SOURCE National Vision Associates, Ltd.
    -0-                            07/14/98
    /CONTACT:   Angus Morrison, Senior Vice President, CFO & Treasurer of
National Vision Associates, 770-822-4285; or Ronald E. Weinberg, Chairman of the Board, 216-861-4540, or Barry Feld, President and CEO, 602-438-1330, both of New West Eyeworks; or Janice J. Kuntz of Fleishman-Hillard, 404-659-4446, for National Vision Associates/
    /Web site:   http://www.nationalvision.com/
    (NVAL NEWI)

                                                                       EXHIBIT C










                          FORM OF CONVERSION AGREEMENT

[Name]
July __, 1998
Page 1


                            [The Company Letterhead]




July __, 1998



         RE: CONVERSION OF CONVERTIBLE PREFERRED STOCK TO COMMON STOCK OF NEW
             WEST EYEWORKS, Inc. Dear :

         New West Eyeworks, Inc., a Delaware corporation (the "Company"), has entered into an Agreement and Plan of Merger, dated as of July __, 1998, by and among National Vision Associates, Ltd., a Georgia corporation ("Parent"), a wholly-owned subsidiary of Parent ("Sub"), and the Company (the "Merger Agreement"). Pursuant to the Merger Agreement, Parent proposes to cause Sub to purchase all the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), at a price per share of Common Stock of $13.00 in cash (the "Offer"), upon the terms and subject to the conditions set forth in the Merger Agreement.

         Pursuant to Section 6.16 of the Merger Agreement, the Company is requesting that you agree to convert to Common Stock all of the ______ shares of Series A Convertible 6% Cumulative Preferred Stock, par value $1,000 per share ("Series A Preferred Stock")/________ shares of Series B Convertible 6% Cumulative Preferred Stock, par value $1,000 per share ("Series B Preferred Stock"), held by you and to tender such shares of Common Stock to Sub in the Offer. Any such conversion will occur simultaneously with the closing of the Offer and the payment for the shares of Common Stock tendered pursuant to the Offer. If for any reason the Offer is not closed or the shares of Common Stock tendered pursuant to the Offer are not paid for in accordance with the terms of the Offer, the conversion will be deemed not to have occurred. If you so agree to convert and tender, and you deliver your Series A Preferred Stock/Series B Preferred Stock as requested below, Sub will pay to you on the same day that shares of Common Stock are purchased pursuant to the Offer the price per share of Common Stock to be paid pursuant to the Offer ($13.00 per share of Common Stock) multiplied by the number of shares of Common Stock into which your Series A Preferred Stock/Series B Preferred Stock may then be converted (_______ shares of Common Stock). Upon such payment, your shares of Series A Preferred Stock/Series B Preferred Stock will be cancelled and the Common Stock issued upon conversion will be owned by Sub. Neither Parent nor Sub shall take any of the actions set forth in Section 1.01 (a)(i)-(v) of the Merger Agreement, without your consent.

         Until the closing of the Offer and the payment for shares of Common Stock tendered pursuant to the Offer, the terms of the Series A Preferred Stock/Series B Preferred Stock remain in full force and effect.

[Name]
July __, 1998
Page 2



         If for any reason the Offer is not closed pursuant to the terms of the Merger Agreement or the shares of Common Stock tendered pursuant to the Offer are not paid for in accordance with the terms of the Offer, (1) the certificate representing your shares of Series A Preferred Stock/Series B Preferred Stock will be returned to you, (2) the conversion referenced in this letter agreement will be deemed not to have occurred, and (3) the terms of the Series A Preferred Stock/Series B Preferred Stock will remain in full force and effect, as if this letter agreement never existed.

          [ADD THIS PARAGRAPH FOR ALL RECIPIENTS EXCEPT RONALD E. WEINBERG, BARRY J. FELD AND MESIROW CAPITAL PARTNERS II, MESIROW CAPITAL PARTNERS III, MESIROW CAPITAL PARTNERS IV, MESIROW CAPITAL PARTNERS V AND MESIROW CAPITAL PARTNERS VI] You may cancel this letter agreement at any time prior to the closing of the Offer by written notice to the Company.

         [ADD THIS PARAGRAPH FOR RONALD E. WEINBERG, BARRY J. FELD AND MESIROW CAPITAL PARTNERS III, MESIROW CAPITAL PARTNERS IV, MESIROW CAPITAL PARTNERS V AND MESIROW CAPITAL PARTNERS VI] This letter agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the acquisition by Parent, through Sub or otherwise, of all the shares of Common Stock tendered upon conversion pursuant to this letter agreement, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Effective Time (as defined in the Merger Agreement), (iv) by you, if Parent or Sub breaches any of the covenants set forth in the second paragraph of this letter agreement, or (v) by Parent, if you breach any of your covenants in this letter agreement.

         [ADD THIS PARAGRAPH ONLY FOR RECIPIENTS THAT ARE DIRECTORS OR OFFICERS OF THE COMPANY] Notwithstanding anything in this letter agreement to the contrary, this letter agreement shall not prohibit, limit or effect you, solely in your capacity as a director or officer of the Company, from taking any actions as a director or officer, including without limitation any actions permitted or not prohibited by the Merger Agreement with respect to any Acquisition Proposal (as defined in the Merger Agreement) and nothing in this letter agreement shall prohibit the Company from taking any action permitted under Section 6.10 of the Merger Agreement.

         Please indicate your agreement to comply with all of the requests of the Company set forth herein by signing and dating the enclosed copy of this letter and the enclosed power of attorney and returning them to Christopher J. Hubbert in the envelope provided, ALONG WITH YOUR STOCK CERTIFICATE, by ___________, 1998. If you cannot locate your stock certificate, please immediately contact Christopher J. Hubbert at 216-736-7215 so that the appropriate arrangements can be made. The power of attorney appoints Byron S. Krantz, Marc C. Krantz and Christopher J. Hubbert as your attorneys-in-fact, to effect the tender referenced in this letter agreement. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Please sign and date the power of attorney and return it, along with this letter and your stock certificate, in the envelope provided.

                                    Very truly yours,

                                    NEW WEST EYEWORKS, INC.

[Name]
July __, 1998
Page 3



                                    By:
                                       ---------------------------------------
                                       Ronald E. Weinberg, Chairman

AGREEMENT

         On this ____ day of July, 1998, _____________________ agrees and consents to all of the requests of the Company contained in this letter.


                                    ------------------------------------------


         On this ___ day of July, 1998, Parent and Sub agree and consent to be bound by all of the terms of this letter agreement.

                                    NATIONAL VISION ASSOCIATES, LTD.


                                    ------------------------------------------
                                    By:
                                    Its:


                                    SUB

                                    ------------------------------------------
                                    By:
                                    Its:

[Name]
July __, 1998
Page 4



                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Byron S. Krantz, Marc C. Krantz and Christopher J. Hubbert, signing singly, the undersigned's true and lawful attorney-in-fact to tender your shares of Common Stock of New West Eyeworks, Inc., a Delaware corporation (the "Company"), that will be issued upon conversion of your Series A Preferred Stock/Series B Preferred Stock pursuant to the letter agreement between you and the Company.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of July __, 1998.





                                    -------------------------------------------
                                    [Name]

                                                                       EXHIBIT D



                       FORM OF WARRANT EXERCISE AGREEMENT

[Name]
July __, 1998
Page 1
                            [The Company Letterhead]




                                  July __, 1998


[Name and Address]




         RE: EXERCISE OF WARRANT TO PURCHASE COMMON STOCK OF NEW WEST EYEWORKS,
             INC.

Dear          :

         New West Eyeworks, Inc., a Delaware corporation (the "Company"), has entered into an Agreement and Plan of Merger, dated as of July __, 1998, by and among National Vision Associates, Ltd., a Georgia corporation ("Parent"), a wholly-owned subsidiary of Parent ("Sub"), and the Company (the "Merger Agreement"). Pursuant to the Merger Agreement, Parent proposes to cause Sub to purchase all the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), at a price per share of Common Stock of $13.00 in cash (the "Offer"), upon the terms and subject to the conditions set forth in the Merger Agreement.

         Pursuant to Section 6.16 of the Merger Agreement, the Company is requesting that you agree to exercise the warrant held by you to purchase _______ shares of Common Stock dated as of __________, 19__ (the "Warrant") and to tender such shares of Common Stock to Sub in the Offer. Any such exercise will occur simultaneously with the closing of the Offer and the payment for the shares of Common Stock tendered pursuant to the Offer. If for any reason the Offer is not closed or shares of Common Stock tendered pursuant to the Offer are not paid for in accordance with the terms of the Offer, the exercise will be deemed not to have occurred. If you so agree to exercise and tender, and you deliver your Warrant as requested below, Sub will pay to you on the same day that shares of Common Stock are purchased pursuant to the Offer the excess, if any, of the price per share of Common Stock to be paid pursuant to the Offer ($13.00 per share of Common Stock) over the exercise price per share of your Warrant ($8.00/6.11 per share of Common Stock), multiplied by the number of shares of Common Stock for which your Warrant may then be exercised. Upon such payment, your Warrant will be cancelled and the Common Stock issued upon exercise will be owned by Sub. Neither Parent nor Sub shall take any of the actions set forth in Section 1.01 (a)(i)-(v) of the Merger Agreement, without your consent.

         As may be necessary to effect the terms of this letter agreement, the Warrant is hereby amended to allow for this form of exercise. Until the closing of the Offer and the payment for shares of Common Stock tendered pursuant to the Offer, the terms of the Warrant remain in full force and effect.

[Name]
July __, 1998
Page 2



         If for any reason the Offer is not closed pursuant to the terms of the Merger Agreement or the shares of Common Stock tendered pursuant to the Offer are not paid for in accordance with the terms of the Offer, (1) the Warrant will be returned to you, (2) the exercise referenced in this letter agreement will be deemed not to have occurred, and (3) the terms of the Warrant will remain in full force and effect, as if this letter agreement never existed.

         [ADD THIS PARAGRAPH FOR ALL RECIPIENTS EXCEPT RONALD E. WEINBERG, BARRY
J. FELD AND MESIROW CAPITAL PARTNERS V AND MESIROW CAPITAL PARTNERS VI] You may cancel this letter agreement at any time prior to the closing of the Offer by written notice to the Company.

         [ADD THIS PARAGRAPH FOR RONALD E. WEINBERG, BARRY J. FELD AND MESIROW CAPITAL PARTNERS V AND MESIROW CAPITAL PARTNERS VI] This letter agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the acquisition by Parent, through Sub or otherwise, of all the shares of Common Stock tendered upon exercise of the Warrant pursuant to this letter agreement, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Effective Time (as defined in the Merger Agreement), (iv) by you, if Parent or Sub breaches any of the covenants set forth in the second paragraph of this letter agreement, or (v) by Parent, if you breach any of your covenants in this letter agreement.

         [ADD THIS PARAGRAPH ONLY FOR RECIPIENTS THAT ARE DIRECTORS OR OFFICERS OF THE COMPANY] Notwithstanding anything in this letter agreement to the contrary, this letter agreement shall not prohibit, limit or effect you, solely in your capacity as a director or officer of the Company, from taking any actions as a director or officer, including without limitation any actions permitted or not prohibited by the Merger Agreement with respect to any Acquisition Proposal (as defined in the Merger Agreement) and nothing in this letter agreement shall prohibit the Company from taking any action permitted under Section 6.10 of the Merger Agreement.

         Please indicate your agreement to comply with all of the requests of the Company set forth herein by signing and dating the enclosed copy of this letter and the enclosed power of attorney and returning them to Christopher J. Hubbert in the envelope provided, along with your Warrant, by July __, 1998. If you cannot located your Warrant, please immediately contact Christopher J. Hubbert at 216-736-7215 so that the appropriate arrangements can be made. The power of attorney appoints Byron S. Krantz, Marc C. Krantz and Christopher J. Hubbert as your attorneys-in-fact, to effect the tender referenced in this letter agreement. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Please sign and date the power of attorney and return it, along with this letter and your Warrant, in the envelope provided.

[Name]
July __, 1998
Page 3



                                    Very truly yours,

                                    NEW WEST EYEWORKS, INC.


                                       By:
                                          -------------------------------------
                                       Ronald E. Weinberg, Chairman

AGREEMENT

         On this ____ day of July, 1998, _____________________ agrees and consents to all of the requests of the Company contained in this letter.


                                       ----------------------------------------



         On this ____ day of July, 1998, Parent and Sub agree and consent to be bound by all of the terms of this letter agreement.

                                     PARENT


                                         --------------------------------------
                                       By:
                                      Its:

                                       SUB


                                         --------------------------------------
                                       By:
                                      Its:

[Name]
July __, 1998
Page 4


                                POWER OF ATTORNEY

         Know All by These Presents, that the undersigned hereby constitutes and appoints each of Byron S. Krantz, Marc C. Krantz and Christopher J. Hubbert, signing singly, the undersigned's true and lawful attorney-in-fact to tender your shares of Common Stock of New West Eyeworks, Inc., a Delaware corporation (the "Company"), that will be issued upon exercise of your Warrant pursuant to the letter agreement between you and the Company.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

         In Witness Whereof, the undersigned has caused this Power of Attorney to be executed as of July __, 1998.




                                    -------------------------------------------
                                     [Name]

                                                                       EXHIBIT E





                  FORM OF STOCKHOLDERS' AGREEMENT TO TENDER

                             STOCK TENDER AGREEMENT


         THIS STOCK TENDER AGREEMENT (this "Agreement") is made this ___ day of July, 1998, by and among NATIONAL VISION ASSOCIATES, LTD., a Georgia corporation ("Parent"), NW ACQUISITION CORP., a wholly-owned subsidiary of Parent and a Delaware corporation ("Sub"), and each of the parties listed on the signature pages hereto (each a "Stockholder", and collectively, the "Stockholders").

         WHEREAS, each of the Stockholders is, as of the date hereof, the record and beneficial owner of the shares of common stock, par value $.01 per share (the "Common Stock"), of New West Eyeworks, Inc., a Delaware corporation (the "Company"), set forth opposite its name on Annex I hereto;

         WHEREAS, Parent, Sub and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the "Offer") by Sub for all of the issued and outstanding shares of Common Stock and for the subsequent merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

         WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, and in order to induce Parent and Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Representations and Warranties of the Stockholder. Each of the Stockholders hereby represents and warrants to Parent and Sub, severally and not jointly, as follows:

         (a) Such Stockholder is the record and beneficial owner of the shares of Common Stock set forth opposite its name on Annex I to this Agreement (as the shares may be adjusted from time to time pursuant to Section 6 hereof, the "Shares"). On the date hereof, the Shares opposite such Stockholder's name constitute all of the Shares owned by such Stockholder (exclusive of Shares held of record by Flag Partners, and options, warrants or preferred stock that may be exercised for or converted into Common Stock). Such Stockholder has the exclusive right to vote or dispose of (or exercise the voting or disposition of) such Shares. Notwithstanding any of the terms contained in this Agreement, Ronald E. Weinberg may gift to charities of his choice up to 5,000 Shares, which Shares shall not be subject to the terms of this Agreement.

         (b) Such Stockholder is an individual or is a limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and in the case of such Stockholder that is a limited partnership, has taken all partnership action necessary to authorize the execution, delivery and performance of this Agreement.

         (c) In the case of such Stockholder that is a limited partnership, this Agreement has been duly authorized, validly executed and delivered by such Stockholder. Assuming this Agreement has been duly and validly authorized, executed and delivered by Parent and Sub, this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (d) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations hereunder will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of such Stockholder under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or bylaws (or other comparable charter documents) , as applicable, of such Stockholder or (B)
(x) any Law or Order of any Governmental or Regulatory Authority applicable to such Stockholder or any of such Stockholder's respective assets or properties, or (y) any Contract to which such Stockholder is a party or by which such Stockholder or any of its respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of such Stockholder to consummate the transactions contemplated by this Agreement, or (ii) require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any Governmental or Regulatory Authority or any third party other than an amendment to a Schedule 13D, 13G, Form 4 and/or Form 5. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

         (e) Other than the Shares subject to the Escrow and Subordination Agreement, dated as of December 1, 1993, by and between the Company, the Huntington Trust Company, N.A., as Escrow Agent, and Barry J. Feld and Ronald E. Weinberg, the Shares and the certificates representing the Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens, proxies, voting trusts or agreements, except for any such Liens, proxies, voting trusts or agreements arising hereunder.

         SECTION 2. Representations and Warranties of Parent and Sub. Each of Parent and Sub hereby represents and warrants to the Stockholders as follows:

         (a) Parent and Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and each of Parent and Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

         (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Sub and constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of their obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or Sub under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or bylaws of Parent or Sub or (B) (x) any Law or Order of any Governmental or Regulatory Authority applicable to Parent or Sub or any of their respective assets or properties, or (y) any Contract to which Parent or Sub is a party or by which Parent or Sub or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, or (ii) require any filing by Parent or Sub with, or any permit, authorization, consent or approval of, any Governmental or Regulatory Authority, other than a Schedule 13D filing.

         (d) Securities Law Compliance. Neither Parent nor Sub will effect any offer or sale of the Shares which offer or sale would cause any Stockholder to violate the registration requirements of the Securities Act of 1933, as amended, or the registration or qualification requirements of the securities laws of any other jurisdiction.

         SECTION 3. Tender of the Shares. Each of the Stockholders hereby agrees to tender the Shares set forth opposite its name on Annex I to this Agreement into the Offer promptly, and in any event no later than the fifteenth business day following the commencement of the Offer pursuant to Section 1.01 of the Merger Agreement and not to withdraw any Shares so tendered unless the Merger Agreement is terminated or the Offer has expired; provided that if such Stockholder shall thereafter acquire shares of Common Stock, then any such additional shares shall be tendered on the next succeeding business day after such acquisition. Sub hereby agrees to purchase all the Shares so tendered at the price of $13.00 per Share, as such price may be modified in accordance with the Merger Agreement and this Agreement; provided, however, that Sub's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Exhibit A thereto. Neither Parent nor Sub shall take any of the actions set forth in Section 1.01 (a)(i) - (v) of the Merger Agreement without the consent of the Stockholders.

         SECTION 4. Transfer of the Shares; Proxies and Non-Interference. Prior to the termination of this Agreement, except as otherwise provided herein, each Stockholder agrees severally, and not jointly, that it shall not shall, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of, any or all of the Shares; (ii) enter into any Contract, option or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) except as provided herein, grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

         SECTION 5. Stockholder Capacity. No person executing this Agreement, either in his individual capacity or on behalf of a Stockholder, who is or becomes during the term hereof a director of the Company, makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the owner of, or the trustee of a trust whose beneficiaries are the owners of, such Stockholder's Shares. Without limiting the foregoing, nothing in this Agreement shall prohibit, limit or affect any Stockholder or any of its officers, directors, partners, employees or agents, acting solely in their capacities as a director or officer of the Company, from taking any action as a director or officer including, without limitation, any actions permitted or not prohibited by the Merger Agreement with respect to any Acquisition Proposal (as defined in the Merger Agreement) and nothing in this Agreement shall prohibit the Company from taking any action permitted under Section 6.10 of the Merger Agreement.

         SECTION 6. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any Stockholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by any such Stockholder.

         SECTION 7. Acquisition Proposals. From the date hereof until the termination hereof, each of the Stockholders will not, and will cause their respective officers, directors, partners, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined in the Merger Agreement) provided that no public announcement made by the Company pursuant to the last sentence of Section
6.08 of the Merger Agreement shall be deemed a violation of this Section 7, or
(ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or the Company Subsidiaries (as defined in the Merger Agreement), respectively, or afford access to the properties, books or records of the Company or any Company Subsidiary to any person in connection with an Acquisition Proposal. Each Stockholder shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than each other, the Parent, the Sub and the Company) conducted by such Stockholder heretofore with respect to any of the foregoing transactions referenced in this Section 7.

         SECTION 8. Voting of Shares. Each of the Stockholders agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder shall, to the extent applicable, (a) vote (or execute a consent in respect of) all of the Shares owned by such Stockholder in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; (b) vote (or execute a consent in respect of) such Shares against any action or agreement that would reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote (or execute a consent in respect of) such Shares against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage the Offer or Merger, including, but not limited to: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, reorganization, recapitalization, or liquidation involving the Company or any Company Subsidiary or any proposal made in opposition to or in competition with the Merger, (ii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent;
(iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the corporate structure or business of the Company or any Company Subsidiary.

         SECTION 9. Further Assurances. Each of the Stockholders shall, upon request of Parent or Sub, take such further actions as may reasonably be necessary or desirable to carry out the provisions hereof, provided that the Stockholders shall not be required to incur any additional costs or expenses or receive less than the agreed price without their consent.

         SECTION 10. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the acquisition by Parent, through Sub or otherwise, of all the Shares, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Effective Time (as defined in the Merger Agreement), (iv) by any Stockholder, if Parent or Sub breaches any of the covenants set forth in the last two sentences of Section 3 hereof, or (v) by Parent if any Stockholder breaches any representation or warranty in any material respect or any covenant, but only with respect to such breaching Stockholder; provided, however, that Section 11 shall survive any termination of this Agreement.

         SECTION 11. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

         SECTION 12. Public Announcements. Each of the Stockholders agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Parent; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law, and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

         SECTION 13. Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

         "Contract" means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

         "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         SECTION 14. Miscellaneous.

         (a) All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

          (A) if to any or all the Mesirow Capital Partner signatories:

                   [Name of Entity]
                   350 North Clark Street
                   Chicago, Illinois  60610
                   Telephone:  (312) 595-6095
                   Facsimile:   (312) 595-6211
                   Attention:  William P. Sutter, Jr.

           (B) if to Ronald E. Weinberg or Barry J. Feld, to:

                   Mr. Weinberg or Mr. Feld
                   [as appropriate]
                   c/o New West Eyeworks, Inc.
                   2104 West Southern Avenue
                   Tempe, Arizona  85282
                   Telephone:  (602) 438-1330
                   Facsimile:   (602) 431-1060

          with copies, in the case of both (A) or (B) to:

                   Kohrman Jackson & Krantz P.L.L.

                   1375 East 9th Street
                   One Cleveland Center, 20th Floor
                   Cleveland, Ohio  44114
                   Telephone:  (216) 696-8700
                   Facsimile:   (216) 621-6536
                   Attention:  Marc C. Krantz, Esq.

         and

         (C) if to Parent or Sub, to:

         National Vision Associates, Ltd.
                  296 Grayson Highway
                  Lawrenceville, Georgia  30245-5737
                  Telephone: (770) 822-3600
                  Facsimile:  (770) 822-2029
                  Attention:  Senior Vice President & General Counsel

         with a copy to:

                  Kilpatrick Stockton LLP
                  1100 Peachtree Street
                  Atlanta, Georgia  30309-4530
                  Telephone: (404) 815-6444
                  Facsimile:  (404) 815-6555
                  Attention:  David A. Stockton, Esq.

         (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

         (d) This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

         (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

         (f) Any legal action or proceeding with respect to this Agreement or any document related hereto shall be brought in the Chancery Court of the State of Delaware or the United States District Court for the State of Delaware, and by execution and delivery of this Agreement or any document related hereto, each of the parties hereto hereby consents, for itself and in respect of its property, to this jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which such party may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto.

         (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such purported assignment shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         (h) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         (i) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

         (j) No amendment, modification or waiver in respect to this Agreement shall be effective unless it shall be in writing and signed by each party hereto; provided that Annex I hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.


                  [remainder of page left blank intentionally]

   IN WITNESS WHEREOF, each of Parent, the Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                  NATIONAL VISION ASSOCIATES, LTD.




                                  By:
                                     ------------------------------------------
                                  Name:
                                       ----------------------------------------
                                  Title:
                                        ---------------------------------------



                                  "SUB"




                                  By:
                                     ------------------------------------------
                                  Name:
                                       ----------------------------------------
                                  Title:
                                        ---------------------------------------



                                  STOCKHOLDERS:



                                  ---------------------------------------------
                                  Ronald E. Weinberg



                                  MESIROW CAPITAL PARTNERS II


                                  By:
                                     ------------------------------------------
                                     Name:
                                          -------------------------------------


                                  MESIROW CAPITAL PARTNERS III


                                  By:
                                     ------------------------------------------
                                     Name:
                                          -------------------------------------

                                    MESIROW CAPITAL PARTNERS IV



                                    By:
                                       --------------------------------------
                                       Name:
                                            ---------------------------------



                                    MESIROW CAPITAL PARTNERS V


                                    By:
                                       --------------------------------------
                                       Name:
                                            ---------------------------------



                                    MESIROW CAPITAL PARTNERS VI


                                    By:
                                       --------------------------------------
                                       Name:
                                            ---------------------------------



                                    -----------------------------------------
                                    Barry J. Feld

                                     ANNEX I



STOCKHOLDER                                 SHARES OF COMMON STOCK HELD DIRECTLY
-------------------------------------       ------------------------------------
Barry J. Feld                                               198,747
Mesirow Capital Partners II                                  64,519
Mesirow Capital Partners III                                 74,719
Mesirow Capital Partners V                                  333,386
Mesirow Capital Partners VI                                 170,135
Ronald E. Weinberg                                          833,904
                                                          ---------
                                                          1,675,410
                                                          =========

                                                                        SCHEDULE
2.06


               DIRECTORS AND OFFICERS OF SURVIVING CORPORATION AT
                            EFFECTIVE TIME OF MERGER

                                 SCHEDULE 2.06


                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION


Directors

James W. Krause, Chairman
Barry J. Feld
Mitchell Goodman
Angus C. Morrison



Officers

James W. Krause, Chief Executive Officer
Barry J. Feld, President
Mitchell Goodman, Vice President, General Counsel and Secretary
Angus C. Morrison, Vice President, Chief Financial Officer and Treasurer

                                  DEFINITIONS

         The following terms are defined in this Agreement as indicated below:

             "accumulated funding deficiency" is defined in Section 4.01(p)(D) "Affiliate" is defined in Section 4.01(x)(E)
             "Acquisition Proposal" is defined in Section 6.10(b)
             "Agreement" is defined in the first sentence
             "Audit" is defined in Section 4.01(l)(F)
             "Certificate of Merger" is defined in Section 2.03
             "Closing Date" is defined in Section 2.03
             "Common Stock" is defined in recitals
             "Company Disclosure Letter" is defined in Section 4.01
             "Company ERISA Plan" is defined in Section 4.01(p)(A)
             "Company Expenses" is defined in Section 8.06(b)
             "Company Financial Statement Date" is defined in Section 4.01(h) "Company Material Adverse Effect" is defined in Section 4.01(a) "Company Preferred Shares" is defined in Section 4.01(b) "Confidentiality Agreement" is defined in Section 6.02
             "consent" is defined in Section 4.01(l)(E)
             "control" is defined in Section 4.01(x)(E)
             "Convertible Preferred Stock" is defined in Section 4.01(b) "Effective Time" is defined in Section 2.03
             "employee pension Plan" is defined in Section 4.01(H)

         "Environmental Rule" is defined in Section 4.01(v)(C)
         "Everen" is defined in Section 1.02
         "Exchange Act" is defined in Section 1.0(b)
         "Financing Condition" is defined in Exhibit A
         "F.M. Roberts & Company" is defined in Exhibit A
         "GAAP" is defined in Section 4.01(g)
         "Government Permits" is defined in Section 4.01(u)
         "Governmental Person" is defined in Section 4.01(f)
         "HSR Act" is defined in Section 4.01(f)
         "hazardous substance" is defined in Section 4.01(v)(C)
         "Hazardous Substance" is defined in Section 4.01(v)(C)
         "Indemnified Parties" is defined in Section 6.06(b)
         "Independent Directors" is defined in Section 6.07
         "Losses" is defined in Section 6.06(b)
         "Material Contract" is defined in Section 4.01(w)
         "Merger" is defined in recitals
         "Merger Consideration" is defined in Section 3.01(c)
         "multi-employer pension plan" is defined in section 4.01(p)(E) "Offer" is defined in recitals
         "Offer Documents" is defined in Section 1.01(b)
         "Option Consideration" is defined in Section 6.04
         "Parent" is defined in the first sentence
         "Parent's Investment Advisor" is defined in Section 4.02(e) "Parent's Material Adverse Effect" is defined in Section 4.02(e) "Paying Agent" is defined in Section 3.02(a)
         "Rule 14f-1 Statement" is defined in Section 4.01(z)
         "SEC" is defined in Section 1.01
         "Securities Act" is defined in Section 4.01(f)
         "Serial Preferred Stock" is defined in Section 4.10(b)
         "Stock Options" is defined in Section 6.04
         "Stock Plans" is defined in Section 6.04
         "Stockholders' Meeting" is defined in Section 6.01(a)
         "Sub" is defined in the first sentence
         "Surviving Corporation" is defined in Section 2.01
         "Taxes" is defined in Section 4.01(l)(F)
         "Tax Authority" is defined in Section 4.01(l)(D)


                                       iv